Exhibit 99.1
Contact: Daniel Cravens
480/693-5729
FOR IMMEDIATE RELEASE
US AIRWAYS GROUP, INC. REPORTS FIRST QUARTER 2008 RESULTS
Highlights of US Airways Group, Inc.’s (the Company’s) first quarter 2008 results:
•	The Company reported a first quarter 2008 net loss of $236 million, or ($2.56) per share. Excluding net special items, the net loss was $239 million or ($2.60) per share.

•	The first quarter loss was driven by higher oil prices. Had jet fuel prices remained constant versus the first quarter 2007, US Airways’ fuel expenses including realized gains on fuel hedging instruments would have been $260 million lower.

•	US Airways is actively taking steps to mitigate the impact of record high fuel costs by implementing programs to increase ancillary revenue, reducing capacity, modifying its fare structure and reducing its capital expenditures for the remainder of the year.

•	The Company’s operational improvement plan produced industry-leading on-time performance for the quarter.

•	The Company had $2.8 billion in total cash and investments, of which $2.4 billion was unrestricted on March 31, 2008. In addition, the Company recently amended its credit card processing agreement. Under the terms of that amendment, among other improvements, the level of collateral required to be maintained by the Company has been reduced to the level of reserve at March 31, 2008 and may be subject to further reductions in certain circumstances.
TEMPE, Ariz., April 24, 2008 — US Airways Group, Inc. (NYSE: LCC) today reported a net loss for its first quarter 2008 of $236 million, or ($2.56) per share, compared to a net profit of $66 million, or $0.70 per diluted share for the same period last year. Excluding net special items of $3 million, the Company reported a net loss of $239 million, or ($2.60) per share for its first quarter 2008. This compares to a net profit excluding special items of $34 million, or $0.37 per diluted share for the first quarter of 2007, which included $32 million of net special credits. See the accompanying notes in the Financial Tables section of this press release for a reconciliation of Generally Accepted Accounting Principles (GAAP) financial information to non-GAAP financial information.
US Airways Group Chairman and CEO Doug Parker stated, “Our first quarter results reflect the extremely high fuel prices that are affecting our entire industry. The large losses posted by U.S. airlines this quarter, the forecast for further losses and the recent liquidations and bankruptcies of a number of carriers, indicate quite clearly that the U.S. airline industry is in financial turmoil.
“Fortunately, US Airways has taken steps to prepare for this environment. We have a solid balance sheet with significant cash on hand, minimal debt payments through 2013, and our employees have made extraordinary progress in our operational improvement plan. As we move forward, we are continuing to keep capacity in check, exploring opportunities to generate additional sources of revenue, modifying our pricing structure, and reducing our capital expenditures,” continued Parker.
Revenue Initiatives and Capacity Reductions
To mitigate the impact of a softening economy and the material cost increase from rising fuel prices, US Airways has begun implementing a number of new initiatives. These include ‘a la carte’ pricing, which generate additional revenue by unbundling products and services and charging only those customers who chose to utilize those services. For example, customers who check more than one piece of luggage can do so by paying for that service. Likewise, customers who wish to select a premium aisle or window seat near the front of the coach cabin, now have the opportunity to pre-select and purchase that seat.
The Company estimates that the initiatives announced to date will generate approximately $70 million in incremental revenue for the remainder of 2008, and more than $100 million in incremental revenue on an annualized basis going forward. As additional technology and infrastructure enhancements are completed, the Company anticipates significantly expanding its a la carte services and revenue.
In addition to its a la carte initiatives, US Airways has increased fare levels to further help offset the rise in fuel expense. To that end, US Airways has cancelled all non-sale fares that fell below a minimum level based on flight distance. For example, for flights less than 500 miles, the airline is no longer offering non-sale one-way fares that are less than $69. Similar adjustments have also been made for longer haul flights.
The Company has also taken steps to further reduce capacity in the back half of 2008 and into 2009. Since the previous earnings release on January 24, 2008, the Company now plans to return six Boeing 737-300 aircraft upon scheduled lease expiration during the latter part of 2008 and in early 2009. Combined with further aircraft utilization reductions, the Company’s mainline capacity will be down approximately two to four percent in the second half of 2008.
“Once again, our industry is faced with significant challenges, this time in the form of record high fuel prices. Cost containment initiatives on their own cannot come close to matching the dramatic increases in fuel expense, so US Airways must find ways to increase its revenues to cover the cost of transportation,” said President Scott Kirby.
Revenue and Cost Comparisons
Mainline passenger revenue per available seat mile (PRASM) in the first quarter was 10.65 cents, up 3.7 percent over the same period last year. Express PRASM was 18.27 cents, up 3.4 percent over the first quarter 2007. Total mainline and Express PRASM for

US Airways Group was 11.90 cents, which was up 4.1 percent over the first quarter 2007 on a 0.3 percent decline in total available seat miles (ASMs).
Mainline cost per available seat mile (CASM) was 12.56 cents, up 16.7 percent versus the same period last year on a decrease in mainline capacity of 1.2 percent versus the first quarter of 2007. Fuel expense continues to be the largest contributing factor to this increase as average mainline fuel price per gallon excluding realized gains on fuel hedging instruments increased 53 percent year-over-year. Excluding fuel, unrealized and realized gains/losses on fuel hedging instruments, and net special items, mainline CASM was 8.57 cents, up 8.8 percent from the same period last year.
Chief Financial Officer Derek Kerr stated, “Our first quarter results were significantly hampered by the cost of fuel; had the price per gallon remained similar to the same period last year, our total fuel expense including realized gains on fuel hedging instruments would have been approximately $260 million lower. Mainline fuel price including realized gains on fuel hedging instruments was up nearly 30 percent to $2.60 per gallon from the same period last year. To mitigate this impact, we are continuing to implement fuel conservation strategies and put fuel hedges in place.
“During the first quarter 2008, we also saw an increase in our non-fuel unit costs that was primarily driven by performing more engine overhauls during the first quarter of 2008 than we had during the same period last year. Unit costs were also impacted by a 1.2 percent reduction in mainline capacity. Finally, our operating expenditures in the airport customer service area were slightly higher during first quarter 2008 than the same period last year due to our operational improvement plan, which was implemented in the second quarter of 2007 and has been quite successful. Moving forward we expect our non-fuel unit costs to increase at a much slower rate of approximately two to four percent, despite reductions in capacity.”
Liquidity
As of March 31, 2008, the Company had $2.8 billion in total cash and investments, of which $2.4 billion was unrestricted. In April, the Company entered into an amended agreement with Chase Bank for processing certain credit card transactions. The amendment extends the term of the agreement, reduces pricing, and adjusts the payment terms related to processing fees. The amendment also includes a decrease in the level of collateral required to be maintained by the Company, measured as a percentage of outstanding air traffic liability, to the Company’s level of reserve at March 31, 2008 and in certain circumstances further reductions in that level of collateral requirements. The Company expects $67 million to be released from the reserve account by April 30, 2008 due to the reduced reserve requirements.
“We spent the last few years improving our liquidity position to decrease our vulnerability to adverse economic and industry conditions. We have a strong relative liquidity position versus our peers and as a result of financing transactions completed since the merger, we do not have any material debt payments through 2013,” continued Kerr.
To preserve liquidity US Airways has also reduced its forecasted capital expenditure plan for 2008 by approximately $75 million since the beginning of the year. This brings the total 2008 estimated non-aircraft capital expenditures to $240 million. The Company will continue to invest in its previously announced operational improvement plan.

First Quarter Special Items
During its first quarter, the Company recognized $3 million of net special items. These special items included expenses of $26 million in merger related transition costs, a $13 million impairment loss considered to be other than temporary on certain available for sale auction rate securities, and $2 million in write-off of debt discount and debt issuance costs in connection with the refinancing of certain aircraft equipment notes. These expenses were offset by a $36 million non-cash unrealized net gain associated with the change in fair value of the Company’s outstanding fuel hedge contracts and an $8 million gain on the forgiveness of debt.
Notable Accomplishments
     Employees
•	As a result of the airline’s industry-leading operational performance, the Company’s 36,000 employees received bonus payouts of approximately $5.3 million during the first quarter 2008.

•	Signed a unified contract with the International Association of Machinists and Aerospace Workers (IAM) District 142 that brings all of the airline’s mechanic-and-related employees under one labor contract.

•	Reached a tentative agreement with the IAM District 141 that will, if ratified by the membership, bring all of the airline’s ramp and baggage handling employees under one labor contract.

•	Reached a tentative agreement with the IAM District 142, that will, if ratified by the membership, bring all of the airline’s maintenance training instructors under one labor contract.
     New Services
•	Inaugurated the Company’s first-ever service to London’s Heathrow Airport from US Airways’ international gateway at the Philadelphia International Airport.

•	Introduced new Envoy class service, which includes new Boeing-767 Envoy class cabin seats, on-demand audio/visual entertainment and upgraded food and beverage items.
     Operations
•	Achieved a top three on-time performance ranking among the 10 largest U.S. airlines for the past three reported months as measured by the Department of Transportation.

•	Made significant operational improvements at its Philadelphia hub, including reporting a 16-point improvement in on-time performance and a 23 point improvement in on-time departures.

•	Consolidated flight operation oversight and planning functions at the airline’s operations control center in Pittsburgh, including dispatch, operations control, maintenance control, as well as crew scheduling and system customer service functions.

•	Announced plans to build a new, environmentally friendly and state-of- the-art ground equipment maintenance facility at the Philadelphia International Airport.

Analyst Conference Call/Webcast Details
US Airways will conduct a live audio webcast of its earnings call today at 12:30 p.m. EDT, which will be available to the public on a listen-only basis at www.usairways.com under the About US >> Investor Relations tab. An archive of the call/webcast will be available in the Public/Investor Relations portion of the Web site through May 24, 2008.
The airline will also update its investor relations guidance on its Web site (www.usairways.com). Information that will be updated includes cost per available seat mile (CASM) excluding fuel and transition expenses, fuel prices and hedging positions, other revenues, estimated interest expense/income and merger related transition expense guidance. The investor relations update page also includes the airline’s capacity, fleet plan, and estimated capital spending for 2008.
About US Airways
US Airways is the fifth largest domestic airline employing more than 36,000 aviation professionals worldwide. US Airways, US Airways Shuttle and US Airways Express operate approximately 3,500 flights per day and serve more than 230 communities in the U.S., Canada, Europe, the Caribbean and Latin America. US Airways is a member of the Star Alliance network, which offers our customers 18,000 daily flights to 965 destinations in 162 countries worldwide. This press release and additional information on US Airways can be found at www.usairways.com. (LCCF)
Forward Looking Statements
Certain of the statements contained herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” and “continue” and similar terms used in connection with statements regarding the outlook, expected fuel costs, revenue and pricing environment, and expected financial performance of US Airways Group (the “Company”). Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving America West Holdings Corporation and US Airways Group, including future financial and operating results, the Company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from these statements. Such risks and uncertainties include, but are not limited to, the following: the impact of changes in fuel prices and significant disruptions in fuel supply; the impact of future significant operating losses; labor costs, relations with unionized employees generally and the impact and outcome of the labor negotiations; reliance on third party service providers and the impact of any failure or disruption by these providers; delays in scheduled aircraft deliveries or other loss of anticipated fleet capacity; government legislation and regulation, including environmental regulation; the impact of global instability including the potential impact of current and future hostilities, terrorist attacks, infectious disease outbreaks or other global events; security-related and insurance costs; the ability of the Company to obtain and maintain commercially reasonable terms with vendors and service providers and reliance on those vendors and service providers; changes in prevailing interest rates; our high level of fixed obligations (including compliance with financial covenants related to those obligations) and the ability of the Company to obtain and maintain any necessary financing for operations and other purposes; costs of ongoing data security compliance requirements and the impact of any data security breach; the impact of industry consolidation; competitive practices in the industry, including significant fare restructuring activities, capacity reductions or other restructuring or consolidation activities by major airlines; the ability to attract and retain qualified personnel; interruptions or disruptions in service at one or more of our hub airports; the impact of any accident involving the Company’s aircraft; weather conditions; the impact of foreign currency exchange rate fluctuations; the ability to use pre-merger NOLs and certain other tax attributes; ability to integrate management, operations and labor groups following the merger; the ability of the Company to maintain adequate liquidity; the ability to maintain contracts critical to the Company’s operations; the ability of the Company to attract and retain customers; the cyclical nature of the airline industry; the impact of economic conditions; and other risks and uncertainties listed from time to time in the Company’s reports to the SEC. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to publicly update any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-Q for the quarter ended March 31, 2008 and in the Company’s filings with the SEC, which are available at www.usairways.com
Financial Tables to Follow

US Airways Group, Inc.
Condensed Consolidated Statements of Operations
(in millions, except share and per share amounts)
(unaudited)

	3 Months Ended	3 Months Ended	Percent
	March 31, 2008	March 31, 2007	Change
Operating revenues:
Mainline passenger	$1,953	$1,906	2.5
Express passenger	657	609	7.9
Cargo	36	37	(0.8)
Other	194	180	7.1

Total operating revenues	2,840	2,732	3.9

Operating expenses:
Aircraft fuel and related taxes	823	550	49.5
Loss (gain) on fuel hedging instruments, net:
Realized	(81)	36	nm
Unrealized	(36)	(90)	(60.1)
Salaries and related costs	563	527	6.7
Express expenses:
Fuel	249	153	62.3
Other	485	467	3.9
Aircraft rent	178	180	(0.8)
Aircraft maintenance	213	165	28.7
Other rent and landing fees	145	128	13.4
Selling expenses	104	106	(1.8)
Special items, net	26	39	(34.2)
Depreciation and amortization	50	44	13.7
Other	317	311	2.4

Total operating expenses	3,036	2,616	16.0

Operating income (loss)	(196)	116	nm

Nonoperating income (expense):
Interest income	29	40	(28.8)
Interest expense, net	(60)	(71)	(15.6)
Other, net	(9)	(16)	(46.8)

Total nonoperating expense, net	(40)	(47)	(14.3)

Income (loss) before income taxes	(236)	69	nm

Income tax provision	—	3	nm

Net income (loss)	$(236)	$66	nm

Earnings (loss) per share:
Basic	$(2.56)	$0.73

Diluted	$(2.56)	$0.70

Shares used for computation (in thousands):
Basic	92,023	91,363

Diluted	92,023	96,223

US Airways Group, Inc.
Operating Statistics

	3 Months Ended	3 Months Ended	Percent
	March 31, 2008	March 31, 2007	Change
Mainline
Revenue passenger miles (millions)	14,489	14,418	0.5
Available seat miles (ASM) (millions)	18,335	18,556	(1.2)
Passenger load factor (percent)	79.0	77.7	1.3	pts
Yield (cents)	13.48	13.22	2.0
Passenger revenue per ASM (cents)	10.65	10.27	3.7

Passenger enplanements (thousands)	13,536	13,980	(3.2)
Departures (thousands)	125.8	131.8	(4.5)
Aircraft at end of period	357	356	0.3

Block hours	327,330	334,957	(2.3)
Average stage length (miles)	937	912	2.8
Average passenger journey (miles)	1,517	1,461	3.8
Fuel consumption (gallons in millions)	285.5	291.9	(2.2)
Average aircraft fuel price including related taxes (dollars per gallon)	2.88	1.88	52.9
Average aircraft fuel price including related taxes and realized loss (gain) on fuel hedging instruments, net (dollars per gallon)	2.60	2.01	29.4
Full-time equivalent employees at end of period	34,684	34,613	0.2

Operating cost per ASM (cents)	12.56	10.76	16.7
Operating cost per ASM excluding special items (cents)	12.62	11.03	14.3
Operating cost per ASM excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net (cents)	8.57	7.88	8.8

Express*
Revenue passenger miles (millions)	2,485	2,383	4.3
Available seat miles (millions)	3,599	3,448	4.4
Passenger load factor (percent)	69.0	69.1	(0.1	) pts
Yield (cents)	26.46	25.57	3.5
Passenger revenue per ASM (cents)	18.27	17.66	3.4

Passenger enplanements (thousands)	6,195	5,955	4.0
Aircraft at end of period	291	289	0.7
Fuel consumption (gallons in millions)	85.7	84.2	1.8
Average aircraft fuel price including related taxes (dollars per gallon)	2.90	1.82	59.4

Operating cost per ASM (cents)	20.39	17.98	13.4
Operating cost per ASM excluding fuel, net (cents)	13.47	13.53	(0.5)

TOTAL – Mainline & Express
Revenue passenger miles (millions)	16,974	16,801	1.0
Available seat miles (millions)	21,934	22,004	(0.3)
Passenger load factor (percent)	77.4	76.4	1.0	pts
Yield (cents)	15.38	14.97	2.7
Passenger revenue per ASM (cents)	11.90	11.43	4.1
Total revenue per ASM (cents)	12.95	12.42	4.3
Aircraft at end of period	648	645	0.5
Passenger enplanements (thousands)	19,731	19,935	(1.0)
Operating cost per ASM (cents)	13.84	11.89	16.4

* Express includes US Airways Group’s wholly owned regional airline subsidiaries, Piedmont Airlines and PSA Airlines, as well as operating and financial results from capacity purchase agreements with Mesa Airlines, Chautauqua Airlines, Air Wisconsin Airlines and Republic Airlines.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
US Airways Group, Inc. (the “Company”) is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline and Express CASM excluding fuel and gain or loss on fuel hedging instruments is useful to investors as both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control.

	3 Months Ended	3 Months Ended
	March 31, 2008	March 31, 2007
	(in millions, except share and per share amounts)
Reconciliation of Net Income (loss) Excluding Special Items for US Airways Group, Inc.
Net income (loss) as reported	$(236)	$66

Special items:
Unrealized gain on fuel hedging instruments, net (1)	(36)	(90)
Non-cash tax provision from utilization of pre-acquisition NOL (2)	—	1
Special items, net (3)	26	39
Nonoperating special items, net (4)	7	18

Net income (loss) as adjusted for special items	$(239)	$34

Shares used for computation (in thousands):
Basic	92,023	91,363

Diluted (5)	92,023	93,173

Earnings (loss) per share as adjusted for special items:
Basic	$(2.60)	$0.37

Diluted	$(2.60)	$0.37

	3 Months Ended	3 Months Ended
	March 31, 2008	March 31, 2007
Reconciliation of Operating Cost per ASM Excluding Special Items, Fuel, Realized Gain (Loss) on Fuel Hedging Instruments, Net – Mainline only

US Airways Group, Inc.
(in millions)
Total operating expenses	$3,036	$2,616
Less Express expenses:
Fuel	(249)	(153)
Other	(485)	(467)

Total mainline operating expenses	2,302	1,996
Special items:
Unrealized gain on fuel hedging instruments, net (1)	36	90
Special items, net (3)	(26)	(39)

Mainline operating expenses, excluding special items	2,312	2,047

Aircraft fuel and related taxes	(823)	(550)
Realized gain (loss) on fuel hedging instruments, net	81	(36)

Mainline operating expenses, excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net	$1,570	$1,461

(in cents)
Mainline operating expenses per ASM	12.56	10.76

Special items per ASM
Unrealized gain on fuel hedging instruments, net (1)	0.20	0.49
Special items, net (3)	(0.14)	(0.21)

Mainline operating expenses per ASM, excluding special items	12.62	11.03

Aircraft fuel and related taxes	(4.49)	(2.96)
Realized gain (loss) on fuel hedging instruments, net	0.44	(0.19)

Mainline operating expenses per ASM, excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net	$8.57	$7.88

	3 Months Ended	3 Months Ended
	March 31, 2008	March 31, 2007
Reconciliation of Operating Cost per ASM Excluding Fuel — Express only

US Airways Group, Inc.
(in millions)

Total Express operating expenses	$734	$620

Aircraft fuel and related taxes	(249)	(153)

Express operating expenses, excluding fuel	$485	$467

(in cents)
Express operating expenses per ASM	20.39	17.98

Aircraft fuel and related taxes	(6.92)	(4.44)

Express operating expenses per ASM, excluding fuel	$13.47	$13.53

Note: Amounts may not recalculate due to rounding.

Reconciliation GAAP Financial Information to Non-GAAP Financial Information
     FOOTNOTES:

1)	The three months ended March 31, 2008 and 2007 include $36 million and $90 million of unrealized gains, respectively, resulting from mark-to-market accounting for changes in the fair value of the Company’s fuel hedging instruments.

2)	For the three months ended March 31, 2007 the Company utilized $1 million of NOL acquired from US Airways. The valuation allowance associated with the acquired NOL was recognized as a reduction of goodwill rather than a reduction in tax expense. As a result, the Company recorded non-cash expense for income taxes of $1 million in the three months ended March 31, 2007.

3)	The three months ended March 31, 2008 and 2007 include $26 million and $39 million, respectively, of merger related transition expenses.

4)	The three months ended March 31, 2008 includes $13 million in impairment losses on certain available for sale auction rate securities considered to be other than temporary as well as a $2 million write-off of debt discount and debt issuance costs in connection with the refinancing of certain aircraft equipment notes, offset by $8 million in gains on forgiveness of debt. The 2007 first quarter includes an $18 million write-off of debt issuance costs in connection with the refinancing of the $1.25 billion GE debt.

5)	The 2007 diluted EPS computation excludes 3,050,148 incremental shares from the assumed conversion of the 7.0% senior convertible notes because of the antidilutive effect on EPS.

US Airways Group, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31, 2008	December 31, 2007
Assets
Current assets
Cash, cash equivalents and investments in marketable securities	2,070	2,174
Restricted cash	2	2
Accounts receivable, net	522	374
Materials and supplies, net	297	249
Prepaid expenses and other	630	548

Total current assets	3,521	3,347

Property and equipment
Flight equipment	2,517	2,414
Ground property and equipment	741	703
Less accumulated depreciation and amortization	(802)	(757)

	2,456	2,360
Equipment purchase deposits	164	128

Total property and equipment	2,620	2,488

Other assets
Goodwill	622	622
Other intangibles, net	547	553
Restricted cash	461	466
Investments in marketable securities	295	353
Other assets, net	209	211

Total other assets	2,134	2,205

Total assets	$8,275	$8,040

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of debt and capital leases	138	117
Accounts payable	398	366
Air traffic liability	1,208	832
Accrued compensation and vacation	152	225
Accrued taxes	186	152
Other accrued expenses	891	859

Total current liabilities	2,973	2,551

Noncurrent liabilities and deferred credits
Long-term debt and capital leases, net of current maturities	3,108	3,031
Deferred gains and credits, net	153	168
Employee benefit liabilities and other	878	851

Total noncurrent liabilities and deferred credits	4,139	4,050

Stockholders’ equity
Common stock	1	1
Additional paid-in capital	1,545	1,536
Accumulated other comprehensive income (loss)	(37)	10
Accumulated deficit	(333)	(95)
Treasury stock	(13)	(13)

Total stockholders’ equity	1,163	1,439

Total liabilities and stockholders’ equity	$8,275	$8,040